 Exhibit 99.1

Grid Dynamics Launches Proposed Follow-on Offering

SAN RAMON, Calif. (June 29, 2021)--Grid Dynamics Holdings, Inc. (NASDAQ:GDYN) (Grid Dynamics), a leader in enterprise-level digital transformation, today announced the launch of a proposed underwritten follow-on public offering of 10,100,262 shares of its common stock, which will include 4,000,000 shares to be offered by Grid Dynamics and 6,100,262 shares to be offered by certain selling stockholders. Grid Dynamics will not receive any proceeds from the sale of the shares by the selling stockholders. In addition, Grid Dynamics and certain selling stockholders expect to grant the underwriters a 30-day option to purchase up to an additional 1,515,039 shares of common stock.

J.P. Morgan Securities, LLC, William Blair & Company, L.L.C. and Cowen and Company, LLC are acting as joint book-running managers for the offering.

The offering will be made only by means of a prospectus. Copies of the preliminary prospectus related to the offering may be obtained, when available, from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-866-803-9204 or by email at prospectus-eq_fi@jpmchase.com; William Blair Securities, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, Illinois 60606, by telephone at (800) 621-0687 or by email at prospectus@williamblair.com; or Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717, Attn: Prospectus Department, by telephone at (833) 297-2926, or by email at PostSaleManualRequests@broadridge.com.

The shares are being offered by Grid Dynamics and the selling stockholders pursuant to shelf registration statements on Form S-3 (File Nos. 333- 238202 and 333-255732), which each became effective on May 13, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Grid Dynamics

Grid Dynamics (Nasdaq: GDYN) is a digital-native technology services provider that accelerates growth and bolsters competitive advantage for Fortune 1000 companies. Grid Dynamics provides digital transformation consulting and implementation services in omnichannel customer experience, big data analytics, search, artificial intelligence, cloud migration, and application modernization. Grid Dynamics achieves high speed-to-market, quality, and efficiency by using technology accelerators, an agile delivery culture, and its pool of global engineering talent. Founded in 2006, Grid Dynamics is headquartered in Silicon Valley with offices across the US, UK, Netherlands, Mexico, Central, and Eastern Europe. To learn more about Grid Dynamics, please visit www.griddynamics.com.

Contacts

Grid Dynamics Investor Relations:

investorrelations@griddynamics.com